2006 Proxy Statement
Invitation to 2006 Annual Meeting of Shareholders

Hercules Incorporated, Hercules Plaza, 1313 North Market Street

Wilmington, Delaware 19894-0001 (302) 594-5000

                                        Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and
Chief Executive Officer

March 27, 2006

Dear Shareholder:

We are pleased to invite you to attend the 2006 Annual Meeting of Shareholders of Hercules Incorporated, scheduled for Thursday, April 20, 2006, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Directions to Hercules Plaza are on the following pages.

The items to be considered and voted on at the Annual Meeting are described in the notice of the 2006 Annual Meeting of Shareholders and the Proxy Statement accompanying this letter. We encourage you to carefully read all of these materials, as well as the copy of our Annual Report which is enclosed with this Proxy Statement.

It is important that your shares be represented at the Annual Meeting even if you cannot attend and vote your shares in person. Please complete, sign and date the proxy card and return it in the enclosed, postage-prepaid envelope as soon as possible to ensure that your shares will be duly represented and voted at the Annual Meeting. If you choose to do so, you may vote by telephone or by Internet instead of voting by proxy card. Please vote even if you plan to attend the Annual Meeting.

We appreciate your continued interest in and support of Hercules.

Sincerely,

John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and Chief Executive Officer

DIRECTIONS TO HERCULES PLAZA
(1313 North Market Street, Wilmington, Delaware 19894-0001)

From Philadelphia/New Jersey:

•	Take Interstate 95 South to Wilmington (do not take I-495 - follow I-95 signs for Wilmington).
•	Take Exit 7B, which is Delaware Avenue/Route 52.
•	Stay to the left as you come up grade to traffic light. Turn left onto Delaware Avenue and take center lane. There is a sign marked "Business District 52 South."
•	You will pass seven streets - Adams, Jefferson, Washington, West, Tatnall, Orange and Shipley. After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•	The next street is Market Street. Turn left.
•
Proceed down Market Street crossing over 12th and 13th Streets (traffic lights at each corner). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

If traveling over the Delaware Memorial Bridge:

•	Stay to the far left lane as you exit the Delaware Memorial Bridge. Stay left heading toward sign stating Wilmington Delaware Turnpike - Baltimore - 295 - 95 - 495.
•	Bear to the right heading for Interstate 95 North.
•	Take the center lane as it will narrow to two lanes past Exit 6 (Martin Luther King Boulevard).
•
Take Exit 7, Delaware Avenue. Stay to the right as you come up grade to traffic light. You are on Adams Street - continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right onto Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets - Jefferson, Washington, West, Tatnall and Orange.

•	After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•
Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From I-476 (the Blue Route):

•	Take the Blue Route to Interstate 95 South to Wilmington.
•	Follow the above directions for traveling from Philadelphia.

From Baltimore/Washington:

•	Take Interstate 95 North to Wilmington. Take Exit 7, which is Delaware Avenue/Route 52.
•
Stay to the right as you come up grade to traffic light. You are on Adams Street - continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right on to Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets - Jefferson, Washington, West, Tatnall and Orange.

•	After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.
•
Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From the Wilmington Train (Amtrak) Station:

•	The Wilmington Train Station is located between King and French Streets on Front Street.
•	Hercules Plaza is at Market and 13th Streets, 12 blocks north of the station. Cabs are usually available at the station.
•	Hercules Plaza is on the NW corner of Market and 13th Streets. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.
•	After you enter the building, follow the posted signs to the meeting room located in the Lower Atrium.

Hotel Accommodations

Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.org/accommodations.htm.

Parking Near Hercules Plaza

There is limited parking under the Hercules Plaza building. However, in addition to the parking available under the building, there are parking garages located across the street from Hercules Plaza between Orange and 12th Streets and on the side of Hercules Plaza between 14th and North Market Streets.

Important Note

Please be sure to bring photograph identification with you in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please be sure to bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the proxy card mailed to you by your bank or broker. Cameras, cell phones, pagers, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March 27, 2006

To: Shareholders of Hercules Incorporated

Subject: Notice of 2006 Annual Meeting of Shareholders

The 2006 Annual Meeting of Shareholders is scheduled for Thursday, April 20, 2006, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001 (telephone 302-594-5000) to consider and take action on the following proposals:

1.	Election of each of the following two director nominees: Messrs. Gerrity and Wyatt, each for a three-year term expiring at the 2009 Annual Meeting of Shareholders (Proposal No. 1);

2.	Ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2006 (Proposal No. 2); and

3.	Shareholder proposal concerning the election of each director annually (Proposal No. 3).

Shareholders of record as of the close of business on March 17, 2006, will be entitled to vote at the Annual Meeting. We encourage you, whether or not you plan to attend the Annual Meeting, to vote by proxy card, telephone or Internet in advance of the Annual Meeting. You may attend the Annual Meeting and change your vote at that time if you wish to do so.

By order of the Board of Directors

Israel J. Floyd
Corporate Secretary
and General Counsel

TABLE OF CONTENTS

Page
THE 2006 ANNUAL MEETING OF SHAREHOLDERS	1
Who is Entitled to Vote	1
How You May Vote	1
Annual Meeting Admission Procedures	1
Vote Required and Voting Procedures	3
Revocation of Proxy	3
Hercules Incorporated Savings and Investment Plan	4
Annual Report	4
Shareholder Proposals	4
Nomination of Directors	4
Shareholder Nomination of Directors	5
Shareholder and Interested Party Communication with the Board of Directors	5
Hercules’ Website: www.herc.com	6
PROPOSAL NO. 1 — Election of Hercules Directors	6
Hercules Nominees for Directors	7
Directors Continuing in Office	8
Director Retiring from Office	10
Board of Directors and its Committees	10
Compensation of Employee Directors	12
Compensation of Non-Employee Directors	12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	15
PROPOSAL NO. 2 — Ratification of the Appointment of BDO Seidman, LLP as Independent Registered Public Accountants for 2006	16
PROPOSAL NO. 3 - Shareholder Proposal	17
OTHER MATTERS	20
AUDIT COMMITTEE REPORT	21
Fees of Independent Registered Public Accountants	22
HUMAN RESOURCES COMMITTEE REPORT	25
Employment Agreements and Employment of Executive Officers	30
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	32
FIVE-YEAR PERFORMANCE COMPARISON	33
BENEFICIAL OWNERSHIP OF COMMON STOCK	34
COMPENSATION OF EXECUTIVE OFFICERS	36
Equity Compensation Plan Information	39
Option Grants in Last Fiscal Year	40
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	41
Long-Term Incentive Plan (LTICP) Awards in Last Fiscal Year	41
Pension Plans	42
METHOD AND COST OF PROXY SOLICITATION	43

PROXY STATEMENT
Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March 27, 2006

THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is being solicited on behalf of the Board of Directors of Hercules Incorporated for use at the 2006 Annual Meeting of Shareholders to be held on Thursday, April 20, 2006, and at any adjournment, postponement, continuation or rescheduling of the Annual Meeting.

This Proxy Statement and the accompanying proxy card are being distributed on or about March 27, 2006. A copy of the Hercules 2005 Annual Report is enclosed with this Proxy Statement.

Who is Entitled to Vote

Shareholders of record as of the close of business on March 17, 2006, which is the Record Date, will be entitled to one vote for each share of Hercules common stock registered in the shareholder’s name. Shareholders of record will retain their voting rights even if they sell their Hercules shares after the Record Date. As of the Record Date, there were 112,859,768 shares of Hercules common stock outstanding.

How You May Vote

You may vote by completing and mailing the enclosed proxy card or you may vote by telephone or Internet.

•	To vote your proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your proxy card, and return your proxy card in the enclosed envelope.

•	To vote by telephone, dial 1-866-540-5760, have your proxy card in hand when you call and follow the voice prompts.

•	To vote by Internet, log on to http://www.proxyvoting.com/herc and have your proxy card in hand when you access the website.

Please remember that if your Hercules shares are held in the name of a bank, broker or other nominee, then only such record holder can sign a proxy card with respect to your shares and only upon specific instructions from you. Therefore, please contact the person responsible for your account and give instructions to such person for a proxy card to be signed representing your shares.

Annual Meeting Admission Procedures

We encourage you to vote by proxy, whether or not you plan to attend the Annual Meeting. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a driver’s license or passport) in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee, you will have to bring evidence of your ownership of Hercules shares as of the Record Date, in addition to valid government-issued personal identification, if you wish to attend the Annual Meeting. Examples of proof of ownership include the following:

•	a letter from your bank or broker stating that you owned your shares as of the Record Date;

•	a brokerage account statement indicating that you owned your shares as of the Record Date; or

•	a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the Record Date.

If you are a proxy holder for a Hercules shareholder, to gain entry to the Annual Meeting you must bring:

•	a validly executed proxy naming you as the proxy holder, signed by a Hercules shareholder who owned Hercules shares as of the Record Date;

•	valid government-issued personal identification with a picture (such as a driver’s license or passport); and

•
if the shareholder whose proxy you hold was not a record holder of Hercules shares as of the Record Date, proof of the shareholder’s ownership of Hercules shares as of the Record Date, in the form of a letter or statement from a bank, broker, or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those shares as of the Record Date.

If you sign your proxy card and do not indicate your vote on any one or more of the proposals, you will give authority to each of Craig A. Rogerson, our President and Chief Executive Officer, Allen A. Spizzo, our Vice President and Chief Financial Officer, and Israel J. Floyd, our Corporate Secretary and General Counsel, to vote on such proposal(s) and any other matter that may arise at the Annual Meeting. Messrs. Rogerson, Spizzo and Floyd each intend to use that authority to vote as follows:

•	FOR the election of each of the two director nominees (Proposal No. 1);

•	FOR the ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2006 (Proposal No. 2); and

•	AGAINST the shareholder proposal concerning the election of each director annually (Proposal No. 3).

Vote Required and Voting Procedures

Under our Bylaws, a majority of the total number of shares of Hercules common stock entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by our transfer agent. Pursuant to rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the proxy card for you to mark if you wish:

•	to vote “for” or “withhold” authority for one or more of the director nominees (see Proposal No. 1);

•
to vote “for” or “against,” or to “abstain” from voting on, the proposal concerning the ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2006 (see Proposal No. 2); or

•	to vote “for” or “against,” or to “abstain” from voting on, the shareholder proposal concerning the election of each director annually (see Proposal No. 3).

If you are voting by telephone, dial 1-866-540-5760, enter the control number indicated on your proxy card and follow the voice prompts. If you are voting by the Internet, log on to http://www.proxyvoting.com/herc and have your proxy card in hand when you access the website.

Pursuant to Hercules’ Bylaws, election of directors (Proposal No. 1) requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock. Ratification of the appointment of BDO Seidman, LLP as Hercules’ independent registered public accountants for 2006 (Proposal No. 2) requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock present in person or by proxy and entitled to vote at the Annual Meeting. Approval of the shareholder proposal concerning the election of each director annually (Proposal 3) requires the affirmative vote of a majority of the total number of issued and outstanding shares of Hercules common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Abstentions, votes withheld in connection with the election of one or more nominees for director and broker non-votes, which occur when brokers that hold shares in street name do not receive instructions from the beneficial owners of those shares, will be counted in determining whether a quorum is present at the Annual Meeting but will not be counted as votes for or against any of the proposals. Therefore, such votes will have the same effect as votes against each of the proposals and will make it more difficult to obtain the required approval on each proposal.

Revocation of Proxy

A person giving any proxy has the power to revoke such proxy at any time before the voting, by submitting a written revocation or a duly executed proxy bearing a later date. A written revocation must be received by Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, no later than the beginning of voting at the Annual Meeting. In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given, or may give notice of revocation to the inspector of election. Merely attending the Annual Meeting without voting, however, will not revoke any previously executed proxy.

Hercules Incorporated Savings and Investment Plan

If you are a participant in the Hercules Incorporated Savings and Investment Plan, you will receive a separate packet of information about how to provide voting instructions to the plan trustee. The plan trustee will vote the Hercules shares that are allocable to your account under the plan in accordance with your instructions unless the plan trustee determines that it is legally obligated to do otherwise. If you do not provide the plan trustee with instructions, the plan trustee will vote your Hercules shares in proportion to the manner in which it votes the shares allocable to other plan participants who provided instructions unless the plan trustee determines that it is legally obligated to do otherwise.

Annual Report

Hercules’ 2005 Annual Report is enclosed with this Proxy Statement. Shareholders of record who did not receive the Annual Report may request a copy free of charge by contacting Helen Calhoun, Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, facsimile (302) 594-6909, telephone (302) 594-5129 or e-mail at hcalhoun@herc.com. The Annual Report can also be found on our website at www.herc.com.

Shareholder Proposals

To be included in Hercules’ 2007 proxy statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Corporate Secretary and General Counsel, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than November 24, 2006 (or, if the date of the 2007 Annual Meeting is changed by more than 30 days from the date of the 2006 Annual Meeting, a reasonable time before Hercules begins to print and mail its proxy materials). Upon receipt of a shareholder proposal, Hercules will determine whether or not to include such proposal in Hercules’ 2007 Proxy Statement in accordance with applicable law.

Shareholder proposals submitted after November 24, 2006 will not be included in Hercules’ 2007 Proxy Statement but may be raised at the 2007 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2007 Annual Meeting that is not included in Hercules’ 2007 Proxy Statement and fails to submit that proposal on or before January 31, 2007, then the persons named as proxies in Hercules’ proxy card accompanying Hercules’ 2007 Proxy Statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2007 Annual Meeting, without any discussion of the matter in Hercules’ 2007 Proxy Statement.

Nomination of Directors

A class of Hercules’ directors is elected each year at the annual meeting. The Board of Directors is responsible for filling vacancies on the Board that may occur at any time during the year, and for nominating director nominees to stand for election at the annual meeting. The Corporate Governance, Nominating and Ethics Committee of the Board of Directors, or Governance Committee, reviews potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors and officers of Hercules, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange, or NYSE, Listing Standards. Depending upon the then existing circumstances, the Governance Committee may utilize the services of director search firms and/or recruiting consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “The Board - Director Qualifications” in Hercules’ Corporate Governance Guidelines (which can be found on our website at www.herc.com). The Board reviews and has final approval on all potential director candidates being recommended to the shareholders for election.

The Governance Committee seeks nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who would be most effective, in conjunction with the other nominees and members of the Board, in collectively serving the long-term interests of the shareholders and Hercules. The Governance Committee considers potential director candidates recommended by Hercules’ shareholders. Nominations from shareholders for the election of directors, which are in compliance with all applicable laws and regulations and which are properly submitted in writing to Hercules’ Corporate Secretary, will be referred to the Governance Committee for consideration.

Shareholder Nomination of Directors

As a shareholder, you may recommend any person as a nominee for director of Hercules for consideration by the Governance Committee by submitting name(s) and respective supporting information for each named person in writing to the Governance Committee of the Board of Directors, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Recommendations must be in writing and received by November 24, 2006 for the 2007 Annual Meeting, and should be accompanied by:

•	the name, residence and business address of the nominating shareholder;

•	a representation that the shareholder is a record holder of Hercules stock or holds Hercules stock through a bank, broker or other nominee and the number of shares held;

•	information regarding each nominee which would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

•	the written consent of each nominee to serve as a director, if elected.

No nominations were received from shareholders for the 2006 Annual Meeting.

Shareholder and Interested Party Communication with the Board of Directors

Hercules’ Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of Hercules’ directors, any committee chairperson, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chairperson or the Board in care of Hercules Incorporated, Attention: Corporate Secretary, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Communications received by the Corporate Secretary for any Hercules director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors, or all directors.

Hercules’ Website: www.herc.com

Hercules’ website address is www.herc.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by Hercules, as well as to information relating to corporate governance. Copies of our Audit Committee, Human Resources Committee and Corporate Governance, Nominating and Ethics Committee charters, our Directors Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Business Practices Policy, our Code of Ethics for Senior Financial Executives, our Amended and Restated Certificate of Incorporation, our Bylaws and other matters impacting our corporate governance program are found on our website. Copies of these documents may also be obtained free of charge by contacting Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, telephone (302) 594-5000, facsimile (302) 594-7315. Hercules will post on its website any waivers to our Directors Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Executives, which are required to be disclosed by applicable law and the NYSE Listing Standards. Information contained on Hercules’ website is not part of this Proxy Statement.

PROPOSAL NO. 1— Election of Hercules Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board of Directors in our Amended and Restated Certificate of Incorporation, the Board has fixed the number of directors at ten: three directors in the class whose terms expire in 2006, i.e. Messrs. Duff, Gerrity and Wyatt, three directors in the class with a term that expires in 2007, i.e. Messrs. Hunter, Kennedy and Rogerson, and four directors in the class with a term that expires in 2008, i.e. Ms. Catalano and Messrs. Joyce, Lipton and Wulff. Mr. Duff will have completed his current term as of the Annual Meeting and has chosen not to stand for re-election. As of the Annual Meeting, the Board size will be reduced from ten to nine members.

At the Annual Meeting, two directors are to be elected, both of whom, if elected, will constitute the class with a term that expires in 2009. The Board has nominated for election at the Annual Meeting Thomas P. Gerrity and Joe B. Wyatt, each of whom has agreed to serve as a director and has consented to being named in this Proxy Statement.

It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Gerrity and Wyatt. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to our Bylaws, a majority vote of the total number of shares of Hercules common stock issued and outstanding is required to elect each director.

Hercules Nominees for Directors

  Thomas P. Gerrity - Director since 2003

Dr. Gerrity, age 64, is the Joseph Aresty Professor of Management and Dean Emeritus at the Wharton School of the University of Pennsylvania. He served as the 11th Dean of the Wharton School from 1990 to 1999. Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information technology strategy. Dr. Gerrity currently serves on the Board of Directors of CVS Corporation, Fannie Mae (where he is Chairman of the Audit Committee), Sunoco (where he is Chairman of the Audit Committee), Internet Capital Group, and Knight Ridder. He also serves as a member of the MIT Corporation, which is the Board of Trustees of the Massachusetts Institute of Technology.

   Joe B. Wyatt - Director since 2001

Mr. Wyatt, age 70, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt’s sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the Board of Directors of the Universities Research Association Inc. of Washington, D.C., and a director of the EAA Aviation Foundation, Ingram Micro, Inc. (where he is Chairman of the Audit Committee), El Paso Corporation (where he is Chairman of the Compensation Committee), and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

Directors Continuing in Office

Terms expiring in 2007:

  Craig A. Rogerson - Director since 2003

Mr. Rogerson, age 49, is President and Chief Executive Officer of Hercules. He joined Hercules in 1979 in the firm's Water Management Chemicals Division and progressed in Hercules to Vice President and General Manager of the Fibers Division in 1996. In April 1997, Mr. Rogerson joined Wacker Silicones Corporation, where he served as President and Chief Executive Officer. In May 2000, Mr. Rogerson rejoined Hercules as Vice President, Business Operations, BetzDearborn Division. In August 2000, Mr. Rogerson was promoted to Vice President and General Manager, BetzDearborn Division. In April 2002, he was promoted to President, FiberVisions; President, Pinova; and Vice President, Global Procurement. In October 2003, Mr. Rogerson was named Acting President and Chief Operating Officer of Hercules. He assumed his current position in December 2003. He is on the Board of Directors of PPL Corporation and serves on its Nuclear Oversight Committee. He also serves as a Director of the American Chemistry Council and as Treasurer and School Committee Member of Abington Friends School in Jenkintown, Pennsylvania.

  John C. Hunter, III - Director since 2002

Mr. Hunter, age 56, is the former Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spin-off from the Monsanto Company. Mr. Hunter joined Monsanto in 1969 and held a number of executive and senior management positions until his retirement in 2005. He is a member of the Board of Directors of Solutia Inc., the Penford Corporation and Energizer Holdings, Inc.

   Robert D. Kennedy - Director since 2001

Mr. Kennedy, age 72, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He retired as a director of Sunoco Inc. and International Paper in 2005. He is a director of Blount International and on the Advisory Board of RFE Investment Associates.

Terms Expiring 2008:

   Anna C. Catalano -Director since 2005

Ms. Catalano, age 46, is the former Group Vice President Marketing for BP plc. Ms. Catalano held a number of executive and senior management positions during her 20 years with Amoco (which merged with BP plc in 1998), particularly in the areas of global sales and marketing. Ms. Catalano also serves on the Board of Directors of SSL International Plc where she serves on the Remuneration and Audit Committees.

   Burton M. Joyce - Director since 2005

Mr. Joyce, age 64, is the Chairman of the Board of Directors of IPSCO Inc., a leading steel producer. He has held this position since 2000 and has been a member of the Board of Directors since 1993. Previously, Mr. Joyce was with Terra Industries, Inc. where he served as Vice Chairman (2001 - 2003), President and Chief Executive Officer (1991-2001), Chief Operating Officer (1987-1991) and Chief Finance Officer (1986-1987). Mr. Joyce also serves on the Board of Directors of Norfolk Southern Corporation and Terra Nitrogen Company GP.

   Jeffrey M. Lipton - Director since 2001

Mr. Lipton, age 63, is the President and Chief Executive Officer and a Director of NOVA Chemicals Corporation. He joined NOVA in 1993 after a 29-year career with the DuPont Company, where he held a number of management and executive positions. He is Chairman of the Board of Trimeris, Inc., Chairman of the Board of Directors of the American Chemistry Council, and a member of the Board of Directors of the Canadian Council of Chief Executives - Canada.

   John K. Wulff - Director since 2003

Mr. Wulff, age 57, is the Non-Executive Chairman of the Board, a position he has held since December 2003. He was first elected as a director in July 2003 and served as Interim Chairman from October 2003 to December 2003. He served as a member of the Financial Accounting Standards Board ("FASB") from July 2001 until June 2003. From January 1996 to March 2001, he was the Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, he also served as vice president and principal accounting officer from January 1989 to December 1995, and controller from July 1987 to January 1989. From April 1977 until June 1987, he was a partner with KPMG and predecessor firms (accounting and consulting firms). He is a member of the board of directors of Sunoco, Inc., Moody’s Corporation and Fannie Mae.

Director Retiring from Office

Patrick Duff - Director since 2003

Mr. Duff, age 46, is a private investor. Mr. Duff was Senior Managing Director and a member of the Management Committee of Tiger Management, one of the largest U.S. investment funds, until December 1993, when he joined the faculty of the Columbia Graduate School of Business. Mr. Duff taught Security Analysis at Columbia until 1999. Mr. Duff is a member of the Board of Directors of the Gerson Lehrman Group and the New Community Corporation. Mr. Duff is licensed as a Certified Public Accountant and is a Chartered Financial Analyst.

Information regarding Hercules’ executive officers is incorporated herein by reference to the 2005 Annual Report on Form 10-K enclosed with this Proxy Statement.

Board of Directors and its Committees

The Board of Directors currently consists of ten directors. Ms. Catalano and Messrs. Duff, Gerrity, Hunter, Joyce, Kennedy, Lipton, Wulff and Wyatt have been determined by the Board to be independent under the NYSE Listing Standards and the standards set by the Board. As of the Annual Meeting, the Board will be reduced from ten to nine members. The Board’s Corporate Governance Guidelines, including its policies for determining director independence, are posted on Hercules’ website. Any changes in these Corporate Governance Guidelines, or other governance documents, will be reflected in the corporate governance section of our website at www.herc.com.

A general description of the functions of the Board Committees is set forth below. The Audit Committee, Human Resources Committee and Corporate Governance, Nominating and Ethics Committee charters are all available on our website.

Audit Committee. Monitors the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hercules, engages Hercules’ independent registered public accountants, and monitors their qualifications, independence and performance. Has oversight responsibility for the performance of Hercules’ internal audit function and compliance with legal and regulatory requirements, including

Hercules’ disclosure controls and procedures. All members of this committee are independent as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Audit Committee is included in this Proxy Statement. In addition, the Audit Committee meets in regularly scheduled private sessions (without the Chief Executive Officer or other Hercules personnel) with the Chief Financial Officer, the independent registered public accountant and the head of the internal audit function.

Corporate Governance, Nominating and Ethics Committee. Takes a leadership role in shaping Hercules’ corporate governance policies and practices, including recommending Corporate Governance Guidelines to the Board and monitoring Hercules’ compliance with these policies and the Guidelines. Is responsible for identifying individuals qualified to be Board members and recommending to the Board the director nominees for the next annual meeting of shareholders. Leads the Board in its annual review of the performance of the Board and its committees, has oversight of management’s succession planning and recommends to the Board director candidates for each Board committee. Has oversight responsibility for compliance matters (other than those matters under the scope of the Audit Committee). All members of this committee are independent as defined under relevant SEC rules and the NYSE Listing Standards.

Human Resources Committee. Responsible for determining the compensation of the chief executive officer and approving the compensation structure, compensation and equity grants for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals. Produces an annual report on executive compensation that is included in Hercules’ Proxy Statement. Responsible for administering Hercules’ stock incentive plans and approves broad-based and special compensation plans for Hercules directors and employees. Additionally, the Committee is responsible for executive officer succession planning and implementation of development plans applicable to the management ranks of Hercules. Has oversight responsibility for Human Resource policies, including equal employment opportunity. Charged with monitoring Hercules’ performance relating to employee diversity. The policies and plans developed by the Human Resources Committee are approved by the Board of Directors. All members of this committee are independent directors as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Human Resources Committee is included in this Proxy Statement.

Emergency Committee. Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then the matter is submitted to the Board. All members of the Board attending a meeting of the Emergency Committee are members of the Emergency Committee for the purposes of such meeting.

Finance Committee. Reviews Hercules’ financial affairs. Has full and final authority on certain financial matters. Serves as a named fiduciary for all of Hercules’ employee benefit plans.

Responsible Care Committee. Reviews Hercules’ policies, programs and practices on Safety, Health, Environment and Regulatory Affairs programs, plant and facility security issues, community affairs and university relations.

The following chart shows, for each of our standing committees, current membership and number of meetings held in 2005.

Director	Audit Committee	Human Resources Committee	Emergency Committee	Finance Committee	Corporate Governance, Nominating and Ethics Committee	Respon- sible Care Committee

Anna C. Catalano		X	X	X
Patrick Duff	C		X	X	X
Thomas P. Gerrity		X	X	X
John C. Hunter, III	X		X	C	X
Burton M. Joyce	X		X			X
Robert D. Kennedy	X		X		X	C
Jeffrey M. Lipton		C	X		X	X
Craig A. Rogerson			C
John K. Wulff		X	X	X		X
Joe B. Wyatt		X	X		C	X
Number of Meetings in 2005	17	3	0	4	5	4

C = Chairperson

The Board held six meetings during 2005. During 2005, the directors attended at least 98% of the aggregate number of meetings of the Board and 92% of the aggregate number of meetings of committees of the Board on which they served during the time for which they served. In 2005, nine directors attended the Annual Meeting. Directors are expected to attend the Annual Meeting, as well as regular Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly fulfill their responsibilities.

Executive and Independent Directors Sessions

As the Board deems appropriate, Board meetings include an executive session of all directors and the Chief Executive Officer. In addition, the Board meets in regularly scheduled independent directors’ sessions without the Chief Executive Officer or other Hercules personnel. The Chairman of the Board, currently Mr. Wulff, presides over the executive sessions and the independent directors’ sessions but may delegate authority to any Board Committee Chair with respect to matters within the responsibility of a particular Board Committee.

Compensation of Employee Directors

Employee directors receive no additional compensation other than their normal employee compensation.

Compensation of Non-Employee Directors

Non-employee directors receive a $40,000 annual cash retainer, $1,200 for each meeting attended, $5,000 per year for chairing a Board Committee ($7,500 for chairing the Audit and Human Resources Committees), and reimbursement for out-of-pocket expenses. Equity compensation grants (long term incentives) are valued at $59,000.

How We Determine Non-Employee Director Compensation

Each year, an internationally recognized compensation consultant is commissioned by the Board to undertake a survey and study of non employee director compensation including retainer fees, meeting fees, chair fees and other forms of compensation. The most recent study was concluded in December 2005.

This study focuses on two reference points: a peer group of chemical companies and a peer group of general industry companies.

Each component of director compensation is benchmarked separately (e.g. retainers, meeting fees, chair fees, special committee fees and annualized expected value of stock based compensation) and in total.

The conclusion of the December 2005 study was that Hercules’ total cash compensation (retainers plus cash meeting fees) for outside directors is aligned with the 50th percentile of the chemical industry and the 75th percentile of the general industry group. Stock based compensation is also aligned with the 50th percentile of the chemical industry group and 9% below the general industry group. Total direct compensation (cash plus stock based compensation) is at the 50th percentile for the peer chemical companies and general industry group.

Based on this study, no action was taken to adjust non-employee director compensation, however, any “post proxy” season trends will be reviewed.

In calendar year 2005 non-employee directors earned the following amounts based on their assignments and attendance:

Director	Retainer $	Attended Meeting Fees $ (1)	Chair Fees $	Stock Awards	# of Stock Options for 2005	Other Stock Base Grants(2)
A.C. Catalano*	21,538	9,600	0	4,421	3,000	3,350
P. Duff	40,000	41,400	7,500	4,421	3,000
T.P. Gerrity	40,000	14,400	0	4,421	3,000
J.C. Hunter	40,000	42,000	5,000	4,421	3,000
B.M. Joyce*	21,538	12,000	0	4,421	3,000	3,350
R.D. Kennedy	40,000	36,800	5,000	4,421	3,000
J.M. Lipton	40,000	16,800	7,500	4,421	3,000
J.K. Wulff	40,000	20,400	50,000(3)	4,421	3,000
J.B. Wyatt	40,000	17,800	5,000	4,421	3,000

*Ms. Catalano and Mr. Joyce were elected to the Board on June 16, 2005.

(1) The fees earned by each director are determined by the number of meetings held by the respective committees on which the director served. Since the committee membership and meetings are not the same for each committee or director, the resultant fees are not the same for each director. In addition to board and committee meeting fees (but included in the table above), Messrs. Duff, Kennedy and Wyatt also earned $1,000 per meeting for a special assignment in 2005.

(2) Upon election to the Board, new directors receive 1,100 Retirement Restricted Stock Units (RSUs). They also have a one-time opportunity to purchase 750 shares whereupon Hercules then awards an additional 1,500 shares.

(3) In February 2005, the Board approved continuing the position of Non-Executive Chairman of the Board currently held by Mr. Wulff. In light of the personal commitment required as Non-Executive Chairman, the Board approved additional annual compensation of $50,000 payable in cash or in equivalent restricted stock units ("RSUs") to Mr. Wulff as long as he remains Non-Executive Chairman.

Non-Employee Director Compensation Plans

Non-Employee Director Stock Accumulation Plan. Each year in the fourth quarter, under Hercules’ Non-Employee Director Stock Accumulation Plan, or NEDSAP, each non-employee director may elect to exchange (and defer) projected cash retainers and fees for a grant of restricted (to retirement) shares of Hercules Common Stock, the shares of which are valued at 85% of fair market value determined at close on the third business day following the release of annual results. Alternatively, a non-employee director may elect to defer to a cash account under which interest is credited quarterly at the Morgan Guaranty Trust prime rate.

Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors. Under the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (the "Omnibus Plan"), non-employee directors receive nonqualified stock options to purchase 3,000 shares of common stock each year. The options have an exercise price equal to the fair market value of Hercules’ common stock on the date of grant and vest one year from the grant date. The date of grant is the third business day following the announcement of third quarter earnings. Each director also receives an additional grant of a number of RSUs that is equal to the difference between $59,000 and the value of the 3,000 stock options granted under the Omnibus Plan (determined using the Black Scholes valuation methodology). The initial RSU grants will be settled in cash. Subsequent RSU grants will be settled in stock. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules’ common stock. Each RSU represents the right to receive one share of Hercules common stock at retirement or the equivalent in cash. RSUs do not carry any voting rights. The valuation and the grant for these RSU’s is also conducted on the third business day following release of third quarter earnings.

Equity Award. On or following election to the Board, each director has a one-time opportunity to purchase 750 shares of Hercules common stock at fair market value during a window period beginning the third business day after release of earnings for the quarter following the quarter the director is elected. If a director purchases these shares, Hercules awards the director an additional 1,500 shares of Hercules common stock that cannot be transferred until retirement or resignation from the Board.

Retirement Restricted Stock Units. Upon initially being elected to the Board, each director receives a one-time grant of 1,100 RSUs. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules’ common stock. Each RSU represents the right to receive one Hercules common share at retirement. RSUs do not carry any voting rights. Of the 1,100 RSUs, 200 vest immediately. Thereafter, for every year served on the Board, 100 additional RSUs vest. Upon retirement from the Board, all vested RSUs are paid in Hercules common shares distributed in a lump sum or distributed over a period not to exceed ten years, at the option of the director subject to applicable regulations covering deferred compensation plans. This grant is made when a new director is elected by the shareholders.

Trust Arrangements. Hercules has a “rabbi trust” to provide for the funding of accrued benefits under the Hercules Incorporated Deferred Compensation Plan for Non-employee Directors and other plans that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the trust documents. A copy of the rabbi trust was filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Certain Relationships and Related Transactions

We have relationships with many businesses, including the entities referred to below with which our directors are involved. Our relationships with these entities existed before the related director joined our Board. We believe that all of the transactions described below were entered into on commercially reasonable terms and are in the best interest of Hercules. In addition, our Board has determined that all of our directors, other than our Chief Executive Officer, are independent as defined in our Corporate Governance Guidelines and the NYSE Listing Standards. Our Board has carefully reviewed each of these relationships and transactions and has concluded that all transactions were entered into in the normal course of business, that none of the relationships interferes with the exercise of independent judgment by any of our independent directors, that the transactions relate to commercial matters in which the independent directors are not involved and that none of the relationships require any additional disclosure.

Mr. Hunter is the former Chairman, President and Chief Executive Officer of Solutia Inc. ("Solutia"). In 2005, Hercules purchased products from Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it paid Solutia approximately $15 million.

Mr. Lipton is President, Chief Executive Officer and a director of NOVA Chemicals Corporation ("NOVA"). In 2005, Hercules purchased products from NOVA or subsidiaries or affiliates of NOVA in the ordinary course of business, for which it paid NOVA approximately $5,500.

Messrs. Wulff and Gerrity are on the Board of Directors of Sunoco Inc. In 2005, Hercules purchased products from Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it paid Sunoco approximately $23 million.

Mr. Joyce is on the Board of Directors of Norfolk Southern Corporation (“Norfolk”). In 2005, Norfolk or subsidiaries or affiliates of Norfolk provided services to Hercules in the ordinary course of business, for which Hercules paid Norfolk approximately $1.2 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC and the NYSE reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of Hercules within two days of the changes. These persons are required by SEC rules to furnish Hercules with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of those reports furnished to Hercules, we believe that, during 2005, our directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

The Board of Directors recommends a vote FOR the election of each of the two Hercules director nominees, Messrs. Gerrity and Wyatt.

PROPOSAL NO. 2— Ratification of the Appointment of BDO Seidman, LLP as Independent Registered Public Accountants for 2006

Our Audit committee has appointed BDO Seidman, LLP as Independent Registered Public Accountants for 2006. BDO has served in this capacity since their appointment on April 18, 2005. Partners and employees of BDO are periodically changed, providing Hercules with new expertise and experience. Representatives of BDO have direct access to our Audit Committee and regularly attend Audit Committee meetings.

Representatives of BDO will attend the Annual Meeting to answer appropriate questions and make a statement if they choose to do so. The affirmative vote of the majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. If the appointment is not ratified, the adverse vote will be considered as an indication to the Board that it should consider other independent registered public accounting firms for the following fiscal year.

The appointment of independent registered public accountants is approved annually by our Audit Committee and subsequently submitted by the Board to the shareholders for ratification. The decision of the Audit Committee is based on its review and approval of the audit scope, the types of non-audit services and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before requesting that the Board submit the approval of BDO to the shareholders for ratification, the Audit Committee carefully considered that firm’s qualifications as independent registered public accountants for Hercules. This included a review of their service proposal as well as their integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with BDO in all of these respects. For more information, see the “Audit Committee Report”.

The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as independent registered public accountants for 2006.

PROPOSAL NO. 3 - Shareholder Proposal

Mr. William Steiner, a shareholder who owns 6,900 shares of Hercules common stock, has notified Hercules of his intention to propose a resolution at the annual meeting of shareholders:

3 - Elect Each Director Annually

“RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. If it is practicable to transition in one-year, 3-years would not substitute for one year. Also to transition solely through direct action of our board if practicable.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

66% Yes-Vote
Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step
It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):
•	The Corporate Library (TCL) a pro-investor research firm rated our company:
“D” in Overall Board Effectiveness.
“D” in CEO Compensation.
“D” in Litigation & Regulatory Problems.
“D” in Accounting.
Overall Governance Risk Assessment = High

Additionally:
•	We were allowed to vote on individual directors only once in 3 years - Accountability concern.
•	Furthermore our directors can be re-elected with only one yes-vote from our 100 million shares under plurality voting.
•	We would have to marshal an awesome 80% shareholder vote to make certain key governance improvements - Entrenchment concern.
•	Cumulative voting was not allowed.
•	Our directors and managers were still protected by a poison pill in spite of 80% shareholder support for a 2003 shareholder proposal to redeem or vote their poison pill.
•	Plus this poison pill has a low 10% trigger.
•	Five of our outside directors reported non-director links to our company - Conflict of interest concern.
•	Mr. Kennedy was rated a “problem director” by The Corporate Library due to his involvement with the Kmart board, which filed for Chapter 11 Bankruptcy in 2002.

These less-than-best practices reinforce the reason to take one step forward now and adopt annual election of each director.

Our directors should be comfortable with this proposal because our typically unopposed directors need only one vote for election - out of more than 100 millions shares.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993 - 2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.
“Take on the Street” by Arthur Levitt

Elect each director annually
Yes on 3.

___________________________”

Board of Directors Response

Vote NO on 3.

The Board of Directors (the “Board”) recommends that the shareholders vote NO on Proposal No. 3 (the “Proposal”). Nevertheless, should the shareholders adopt the Proposal, the Board intends to present amendments to our Amended and Restated Certificate of Incorporation and ByLaws at the 2007 Annual Meeting of Shareholders.

• Hercules Has Good Corporate Governance.

• The Proponent’s Supporting Statement Presents An Incorrect Impression.

Although our response to the substance of the Proposal (which essentially seeks to declassify our Board) is set out below, we need to refute and clarify some of the implications and statements made by the shareholder in support of the Proposal. It is implied that our corporate governance profile is less than best practice which we strongly believe is not the case.

•	We do not have a poison pill.
•
Hercules has a Corporate Governance Quotient industry ranking in the top ten percent under the rating system of Institutional Shareholder Services (a well known and reputable firm in corporate governance).

•	Hercules was one of the first companies to have a true majority voting requirement for election of directors.
•	All directors are independent except for the Chief Executive Officer.
•	The positions of Chairman of the Board and Chief Executive Officer are separate.
•	The non-executive Chairman is an outside director.
•	There are annual reviews of our Corporate Governance Guidelines and related matters such as Board performance and director independence.

We firmly believe that our current corporate governance structure and practices are protective of and responsive to the interest of our shareholders as a group and that there are no conflict of interest concerns with any director and no problem director among our Board members.

For additional information, see the publicly available Corporate Governance Guidelines located in the shareholder information section at our web site, www.herc.com.

• Declassification Not In The Best Interests Of Shareholders.

We believe that the declassification of the Board is not in the best interest of shareholders. In addition, implementation of the Proposal would require approval of 80% of the outstanding shares and could take several years to implement. The Proposal also appears to constitute a request to disqualify the duly elected directors in the 2007 and 2008 classes from completing the terms on the Board for which they have been duly elected.

•	The Classified Board Works.

•	Provides Stability and Preserves Board Experience and Expertise.

•	Helps Prevent an Opportunist From Gaining Immediate Control of Hercules on Terms Unfavorable to All Shareholders.

•	Ensures Time for an Appropriate Evaluation Process in a Change of Control Situation.

Under our Amended and Restated Certificate of Incorporation and Bylaws, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. The entire Board can be replaced in the course of three annual meetings, and a majority of the Board can be replaced in the course of two annual meetings. The Board believes that a classified board with three-year staggered terms benefits shareholders and Hercules while providing Board stability. Moreover, experienced directors, knowledgeable about Hercules’ complex businesses, are better positioned to engage in long-term strategic planning.

In the Board’s experience, a classified board structure can augment the Board’s ability to negotiate the best results for shareholders in a potential situation involving a change in the control of Hercules. The Board believes that a classified board structure can help prevent an opportunist that has a self-interested short-term focus that is not consistent with the interests of all Hercules shareholders from gaining immediate control of Hercules on terms unfavorable to all shareholders.

Hercules experienced a situation in the period between 2001 and 2003 when a dissident shareholder sought control of Hercules on terms which did not provide an adequate control premium. The classified board structure helped to prevent the loss of such control. The dissident shareholder was able to win some board seats in 2001 but failed in 2003 to obtain sufficient shareholder support to obtain control of the Hercules Board.

A classified board structure encourages persons seeking control of Hercules to negotiate with the Board, which is in the best position to evaluate any proposal for control, negotiate on behalf of all shareholders and consider alternative methods of maximizing shareholder value. Although a classified board will help ensure an appropriate evaluation process, it will not prevent a person from making an offer to the shareholders nor will it prevent such a person from gaining control of the Hercules Board.

The Board believes that the benefits of a classified board structure do not lessen or inhibit directors’ accountability to shareholders. Directors elected to three-year terms are equally accountable to shareholders as directors elected annually. All directors are required to uphold their fiduciary duties to Hercules and its shareholders, regardless of the length of their term of office.

• Declassification Requires 80% Vote Of Outstanding Shares.

Implementation of the Proposal would require adoption of amendments to Hercules’ Amended and Restated Certificate of Incorporation and Bylaws approved by at least 80% of the outstanding shares. Thus, the transition from a classified board to annual election of each director cannot be accomplished in one election cycle or solely through direction of the Board.

• The Board Recommends A Vote Against The Proposal.

The Board has carefully considered the Proposal. For the reasons described above, the Board continues to believe that Hercules’ classified board structure is in the best interests of all shareholders. However, subject to its fiduciary obligations under Delaware law, the Board intends to be responsive to shareholder views. Should the shareholders disregard the Board’s recommendation and adopt the Proposal, the Board would intend to present amendments to our Amended and Restated Certificate of Incorporation and Bylaws at the 2007 Annual Meeting of Shareholders so that shareholders would have the opportunity to eliminate Hercules’ classified board structure. Such a change would require approval of 80% of the outstanding shares and could take several years to implement.

The Board of Directors Recommends That Shareholders Vote NO On Proposal No. 3.

OTHER MATTERS

The Board of Directors is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote thereon in accordance with their respective best judgment. Moreover, the Board reserves the right to adjourn, postpone, continue or reschedule the Annual Meeting, depending on circumstances and the Board’s belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all Hercules shareholders.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Hercules’ financial reporting and internal controls over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Hercules’ independent registered public accountants and Hercules’ Director, Internal Audit. Private sessions are held at least quarterly with the independent registered public accountants, the Director, Internal Audit, and Hercules’ Chief Financial Officer. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is composed entirely of independent directors as defined by the Hercules Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. The Board of Directors has adopted and reviews at least annually a written Audit Committee charter, a copy of which is posted on Hercules’ public web site located at www.herc.com.

The Audit Committee has received from the independent registered public accountants written disclosures and a letter concerning the independent registered public accountants’ independence from Hercules, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with the independent registered public accountants. The Audit Committee has also considered whether the provision of other services by the independent registered public accountants is compatible with maintaining the principal accountant’s independence.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the audited consolidated financial statements for Hercules fiscal year ended December 31, 2005. In addition, the Audit Committee has discussed with the independent registered public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Hercules’ financial reporting, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Hercules 2005 Annual Report on Form 10-K and filed with the SEC.

Audit Committee Financial Expert

In accordance with Section 407 of the Act, effective March 2003 the Securities and Exchange Commission issued rules requiring public companies to disclose the audit committee financial expert. These rules were initially effective for Hercules for the year ending December 31, 2003. Mr. Patrick Duff has been designated by the Board of Directors as the Audit Committee Financial Expert. Also, upon Mr. Duff’s retirement from the Board of Directors as of the Annual Meeting, Mr. Burton M. Joyce will be designated to succeed Mr. Duff as the Audit Committee Financial Expert. Both Messrs. Duff and Joyce are independent directors.

Fees of Independent Registered Public Accountants

The Audit Committee appointed BDO Seidman, LLP (“BDO”) as Hercules’ independent registered public accountant for the year-ended December 31, 2005 on April 18, 2005. BDO commenced providing services for the quarterly period ended June 30, 2005. PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”) served as the independent registered public accountant for the year-ended December 31, 2004 and through to the appointment of BDO, including for the quarterly period ended March 31, 2005.

The aggregate fees for professional services rendered for Hercules by BDO for the year ended December 31, 2005 and by PricewaterhouseCoopers for the year-ended December 31, 2004 were:

	(Dollars in millions)
	2005	2004
Audit	$2.9	$7.9
Audit Related	0.5	0.4
Tax	--	0.4
All Other	--	--
	$3.4	$8.7
 Audit Fees

Fees billed by our independent registered public accountants for professional services rendered to us in connection with the audit of Hercules’ financial statements for the years ended December 31, 2005 and 2004, reviews of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2005 and 2004, audits of Hercules’ internal control over financial reporting as of December 31, 2005 and 2004, and statutory audits performed during both years were approximately $2.9 million and $7.9 million, respectively, of which aggregate amounts of approximately $1.3 million and $5.4 million had been billed through December 31, 2005 and 2004, respectively. In addition, PricewaterhouseCoopers billed approximately $0.6 million for audit services rendered in 2005, primarily related to the review of the first quarter 2005 financial statements, while engaged as the Company’s independent registered public accountant.

Audit- Related Fees

Audit-related fees billed by our independent registered public accountants in 2005 and 2004 were approximately $0.5 million in 2005 and $0.4 million in 2004. Audit-related fees in 2005 were billed for preparation of stand-alone audited consolidated financial statements for FiberVisions, LLC and subsidiaries (“FiberVisions”) for the years ended December 31, 2004 and 2003 and for a review of the stand-alone consolidated financial statements of FiberVisions for the nine months ended September 30, 2005 and 2004 in connection with Hercules’ sale of a 51% interest in FiberVisions. Audit-related fees in 2004 primarily related to pre-implementation internal control reviews. The Audit Committee approved 100% of the fees for services rendered in 2005 and 2004.

Tax Fees

Fees billed by our independent registered public accountants for professional services rendered to us in connection with the preparation and review of U.S. federal, state, local and foreign jurisdiction tax returns and tax audits were approximately $0.4 million during fiscal year 2004. The Audit Committee approved 100% of the fees for services rendered in 2004.

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Audit Committee
P. Duff (Chair)
J.C. Hunter, III
B. M. Joyce
R. D. Kennedy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has adopted a policy for the approval of audit and non-audit services. Under this policy, services are segregated into three categories:

•	Legally Prohibited/Restricted Services - Those services which our auditor may not provide by statute.
•	Additional Prohibited Services - Those services which our auditor may legally provide, but which we will not obtain from our auditor.
•	Permitted Services - Those services which our auditor may provide if pre-approved by the Audit Committee.

Legally Prohibited/Restricted Services

The auditor is prohibited from providing the following non-audit services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client
•	Financial information systems design and implementation
•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports
•	Actuarial services
•	Internal audit outsourcing activities
•	Management functions or human resources
•	Broker or dealer, investment adviser or investment banking services
•	Legal services and expert services unrelated to the audit
•	Any other service that the Public Company Accounting Oversight Board determines by regulation is impermissible

Additional Prohibited Services

In addition to the Legally Prohibited services, Hercules has decided it will not engage its auditor to provide the following services.

•	Large-scale Information System Design and Implementation Services

We will prohibit our auditor from providing any information system design or implementation services.

•	Tax Shelters

Our auditors will not be engaged to render tax advice on any "tax shelter" (as currently defined on an ongoing basis by the Internal Revenue Code and Regulations thereunder).

Permitted Services

Rule 2-01 of Regulations S-X requires all services (audit and non-audit) that are provided by an audit firm to be pre-approved by the Audit Committee, but the Audit Committee may delegate to one or more members of the Committee the authority to grant pre-approvals.

We believe that, for certain non-audit services, there may be benefits to engaging our auditors, as our auditors may be best positioned to provide services more efficiently and effectively. Also, due to confidentiality concerns, we may decide engaging our auditing firm is preferable to engaging another firm.

Hercules has adopted the following policy for audit and non-audit services not prohibited elsewhere in this policy.

Audit and Audit-Related Services

This category comprises those audit and audit-related services that we have traditionally purchased from our external audit firm. Hercules believes that the audit-related services described below are consistent with the auditor's role and are either: (i) directly or inherently related to evaluating Hercules’ underlying internal control structure or financial information affecting the consolidated financial statements; or (ii) directly involved in performing audit or attestation services:

▪  Services related to SEC filings
▪  Accounting and financial reporting consultations
▪  Carve-out audits
▪  Statutory audits
▪  Agreed-upon audit procedures performed to comply with a contract between
    Hercules and a third party
▪ Acquisition and divestiture-related due diligence and transaction services ▪ Fraud and forensic investigations ▪ Dispute resolution and litigation support ▪ Benefit plan audits

The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 and $500,000 in the aggregate are discussed with and approved by the Committee in advance of the project.

Internal Control-Related Consulting

Given the auditor's understanding of Hercules and its internal control environment, Hercules may engage our auditors to assess and recommend improvements as to its internal control structure, procedures or policies. Hercules believes its auditors often are best positioned to provide these services. However, Hercules has specifically precluded its auditors from implementing internal controls, policies or procedures.

The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 are discussed with and approved by the Committee in advance of the project.

Tax-Related Services

It is important to Hercules that it be able to engage its independent accountant to provide tax services, with the exception that the auditor will not be used to provide advice on any structure that would be classified as a "tax shelter," as discussed above.

Tax Services are included in the category of "Permitted Services," which our auditors may provide if pre-approved by the Audit Committee. This category of permitted services includes:

•	Tax return preparation, review, consultation and assistance
•	Tax audit support
•	Tax planning on acquisition/divestiture structuring, dividend planning, etc.
•	Tax consulting
•	Expatriate tax services
•	Transfer pricing tax services

The Audit Committee has pre-approved the purchase of a specific set of this category of services. In addition, individual projects with fees in excess of $100,000 and $300,000 in the aggregate are discussed with and approved by the Committee in advance of the project.

These permitted tax services, if required, are reported to the Audit Committee at the regularly scheduled Audit Committee meetings following the decision to purchase the services.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee (formerly named the Compensation Committee) of the Board of Directors reviews compensation objectives and policies for all employees and sets compensation for Hercules’ executive officers, including the individuals named in the table set forth below under “Compensation of Executive Officers." Additionally, the Human Resources Committee is responsible for executive officer succession planning and implementation of development plans applicable to the management ranks of Hercules. The policies and plans developed by the Human Resources Committee are approved by the Board of Directors. Administration of the plans is the responsibility of the Human Resources Committee. None of the members of the Human Resources Committee is an officer, employee or former officer or employee of Hercules or its subsidiaries, and each member is independent, as such term is defined in the NYSE Listing Standards. Compensation matters relating to the Chief Executive Officer and executive officers, including the named executive officers, are referred to the Board of Directors for separate approval.

In carrying out its responsibilities, the Committee solicits recommendations from the Vice President of Human Resources and the Chief Executive Officer (“CEO”) and the advice of the Committee’s outside expert, an internationally recognized consultant on compensation matters.

Objectives of Hercules’ Executive Compensation Policies

The objective of the Hercules’ Executive Compensation Policy is to attract, retain and motivate highly qualified individuals and to align their interest with our shareholders. We do this by offering competitive, focused compensation components that are designed to reward executives for results identified as necessary components of shareholder value enhancement.

The Hercules’ Executive Compensation Policy, as established by the Human Resources Committee, is designed to provide a base salary measured at the 50th percentile of chemical companies with revenue approximately the same as that of Hercules or regressed to Hercules’ revenue size, adjusted for individual performance. Additionally, the Human Resources Committee and the Board approves an annual variable compensation plan (the Management Incentive Compensation Plan ("MICP")) targeted to pay at the 50th percentile of the same peer group companies when pre-established goals are achieved. Finally, the Committee approves awards under the Long Term Incentive Compensation Plan ("LTICP"), the value of which are targeted at the 50th percentile. The LTICP rewards participants for achieving long term goals through grants of stock based awards provided for under the LTICP. Stock price performance below targeted levels results in a delay in vesting of a restricted stock award up to a maximum of seven years. Performance above targeted levels accelerates vesting but not earlier than three years.

The total potential value of these three components is then targeted at the 50th percentile for Hercules industry group with similar revenue. Additionally, it is the policy of the Human Resources Committee to recognize extraordinary achievements through special periodic stock-based awards.

How Base Salaries are Determined

The process of determining base salaries for Executive Officers begins each year with defining or confirming job content and scope, revenue impact, accountability responsibility for achieving results, leadership requirements and impact on results of the corporation. Hercules then reviews surveys published by internationally recognized compensation firms. We size adjust (e.g. conduct a regression analysis) this data to reflect Hercules revenue size. Recognizing that significant year by year variations may be reported as a result of surveyed company staffing changes, we will average the most recent survey results with the previous year and average at least two survey sources to establish the 50th percentile benchmark. This becomes our competitive reference point for each covered job.

The surveyed companies include as many peer companies as data is available for. In 2005, there were 45 surveyed companies used for this process. A limited number of the survey participants are U.S. subsidiaries of foreign companies.

Once each year (more often if significant changes occur) the Human Resources Committee reviews the base salary of each executive officer in relationship to the market reference information previously described. The Committee reviews performance against documented and agreed-to measurable accountabilities which were set early in the performance year. The Committee, in its responsibility to assure retention, determines if competitive adjustments are necessary. The Committee also evaluates competencies of the executive officer which are considered essential to the successful performance of Hercules. Based on this review, which takes place each February, the Committee either approves or modifies any recommendation of the CEO (for all other executive officers) and the recommendations of the non-employee Chair for the CEO. Increases or adjustments typically become effective March 1 of each year.

Hercules results are a critical element of the executive officer’s performance; however, the most important performance determinant of base salary is results delivered against annual accountabilities. Appropriate positioning along the market reference curve and consistency in relation to other positions are also important in setting base pay. Based on the aforementioned surveyed companies’ CEO’s, the Board approved an increase to the CEO’s base salary in 2005, which was midway between his previous salary and the 50th percentile market survey reference. This 25% increase reflects a base salary approaching, but under, the 50th percentile benchmark level and is consistent with the multi-year salary plan established when he was named to the CEO position. Additionally, 10 of 14 executive officers received merit increases and/or adjustments, which, for the group, averaged 1.9% and 0.95% for merit increases and adjustments or promotions, respectively.

How Variable (annual incentive) Compensation is Determined

Annual variable compensation (MICP) benchmarking follows the same process as base salaries. However, retention is not a principal driver for variable compensation. The principal driver is to motivate participants to achieve specific agreed-to annual results. Linkage of this component to the identified financial and non-financial accountabilities that are established, together with the Board, through the annual planning process early in the first quarter becomes the focus for variable compensation. Here, Hercules performance becomes more important as a driver of this form of compensation than individual performance. Some agreed upon accountabilities may be the “building blocks” for future success in terms of shareholder value. For example, in 2005 it was unanimously agreed by the Board that generating increased cash flow from operations was the key success metric for 2005.

In arriving at its MICP award targets for 2005, the Human Resources Committee focused on the financial performance of Hercules for the year based on Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Cash Flow and ongoing Earnings per Share. Consistent with the above, the Board and Mr. Rogerson agreed that the greatest emphasis in determining the MICP pool and Mr. Rogerson’s accountabilities would be Cash Flow from Operations. Based on the year end results, the target cash flow goal was significantly exceeded (176% of Target). The Board approved MICP pool reflected this success.

Following the extensive surveying methodology mentioned above, award targets are set for executive officers for the upcoming year. For executive officers, these targets range from 25% of market referenced base salary to 100% for the CEO. The Human Resources Committee may adjust these percentages from time to time. In 2005, the Human Resources Committee adjusted the CEO target award opportunity to 90% of actual base salary compared to 75% for 2004.

The total of all target awards for all participants (generally positions ranging from the CEO and two reporting levels below the CEO - in 2005 approximately 140 participants) becomes the target pool for the performance year. In 2005, the target “pool” was $5,600,000.

Specific goals, derived from the Board approved Business Plan, are incorporated and identified as the variable pay funding matrices. There may be two or more key goals - (in 2005 they were Cash Flow from Operations, weighted 50%; EPS, weighted 25%; and EBITDA, weighted 25%).

At the end of the performance year, actual results achieved are compared to the pre-established goals and the pool is “funded” accordingly. The range can be from 0 to 200% of the target level.

In 2005, the funding calculation resulted in a pool at 96% of target. However, due to below expectation EPS and EBITDA results, the CEO recommended and the Human Resources Committee approved a reduced pool of 64% of target, or $3,600,000.

For executive officers other than the CEO, the Human Resources Committee reviewed the CEO’s recommendations for MICP payouts which were based on a documented accountability review process, weighting results achieved against key accountabilities for the year and overall contribution to Hercules achieving its long term Strategic Plan. Awards for executive officers ranged from 20% to 110% of individual targets.

For the CEO, the Board relied on a year end review of his performance against pre-set written and approved accountabilities. The most heavily weighted accountability was improving cash flow from operations. Cost reduction and progress towards the strategic plan ranked behind cash flow but were also relatively heavily weighted. These factors, combined, contributed over 2/3rds of the value of the award which was 110% of target.

The following chart sets forth the annual incentive awards made to the named executives.
	Target Incentive %	Actual Payout $	Payout as % of Base Salary
C. A. Rogerson	90% of Base	618,750	99%
F. G. Aanonsen	50% of Competitive Base	121,500	46%
E. V. Carrington	50% of Competitive Base	121,500	46%
R. G. Dahlen	50% of Competitive Base	139,500	46%
P. C. Raymond	50% of Base	90,000	30%
A. A. Spizzo	45% of Competitive Base(1)	184,250	57%

(1) Mr. Spizzo was promoted to CFO on 4/1/2004. His target incentive was set at a percent of market recognizing the date of promotion.

How Equity (long term incentive) Compensation Awards (LTICP) are Determined

The Human Resources Committee believes that equity compensation should have the greatest proportionate value in total compensation applicable to executive officers because of its direct linkage to shareholder interest. For the CEO, equity compensation target value is approximately 63% of total compensation. For other executive officers, it ranges from 15% to 43%. The total number of participants in the Long Term Incentive Plan (LTICP) for grant year 2005 was 132.

Equity compensation is designed to motivate executive officers and key managers and professionals who impact long term value improvement. The weighting, as part of overall compensation value, increases consistent with the impact the position has on shareholder value creation.

In valuing LTICP awards, annual performance is secondary to consistent longer term performance. For 2005, this was reflected in the vesting period applicable to each award ranging from three to seven years for restricted stock and up to three years for stock options.

The process of determining awards follows the surveying process described previously but Hercules not only looks at the competitive long term incentive award value specifically but also reviews this component when added to “Total Target Cash” (base salary and target variable incentive) which is known as “Total Direct Compensation”. The objective is to target Total Direct Compensation at the 50th percentile.

In recent years, awards have been typically granted in shares of restricted stock or stock options. Vesting of restricted stock is related to share price improvement as compared to the firms in the S&P Chemical Index. Relative improvement in share price triggers vesting as early as three years following grant while under performance relative to the Index can delay vesting up to seven years. The number of restricted stock shares awarded to executive officers is determined by dividing the fair market value of a share determined on the Board approval date by the surveyed 50th percentile market reference value for each benchmark job.

Beginning in 2006, participants, other than the CEO, can elect to trade up to 50% of the restricted stock grant for stock options at an appropriate exchange rate (3 for 1) that reflects risk and time value. The Board fixes the restricted stock/option mix for the CEO.

In 2005 the Board awarded Mr. Rogerson an award of 65,743 shares of Restricted Stock and 197,229 fair market value stock options. This award was valued at 99% of the 50th percentile benchmark for CEO’s of chemical companies of similar size.

The Hercules LTICP specifically prohibits repricing of options or discounted option awards.

Special Severance Benefits

All U.S. executive officers are employed on an “at will” basis meaning Hercules and the executive officer may terminate employment at any time. As such, there is no contractual notice period (except as may be required by law) nor is there a requirement to pay severance except in the following cases:

1.
Change in Control: In the event of a defined Change in Control, the following executive officers employment would be subject to the Change in Control Agreements which have been heretofore filed with the SEC. These Agreements provide that, if following the Change in Control event, any of the officers positions are materially changed or compensation reduced, compensation [including base salary and the greater of the annual variable incentive target (MICP) or the most recent MICP received] will be paid for periods of two to three years depending on the specific agreement. However, the Agreements for Messrs. Carrington and Dahlen do not require a material change of position or a reduction of compensation to trigger such agreement.  A number of Agreements also provide for crediting of service and age, equal to the indemnity period, under the Hercules Pension Plan.

Executive Officer	Indemnity Period	Crediting of Service?

Fred G. Aanonsen	3 years	Yes
Edward V. Carrington	2 years	No
Richard G. Dahlen	2 years	No
Israel J. Floyd	3 years	Yes
Craig A. Rogerson	3 years	Yes
Stuart C. Shears	3 years	Yes
Allen A. Spizzo	3 years	Yes

2.
Position Elimination. Like all U.S. salaried employees, an executive officer whose position is eliminated and who is not offered other employment by Hercules may become eligible for severance benefits in accordance with the Severance Pay Plan. Benefits are based on credited service accruing at the rate of two weeks of base salary for each year of credited service up to a maximum of 52 weeks of base salary. Additionally, impacted individuals are eligible for three months of welfare benefit plan continuation and outplacement assistance.

3.
Termination for Other Reasons. Normally no indemnity is payable. However, management may elect to provide special indemnity using the Severance Pay Plan as a guideline in special situations where the reason for termination is considered to be non fault such as position competency changes, unusual job changes, etc.

IRS Limits on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation and stock option grants (but not restricted stock awards) made to the Chief Executive Officer and other named executive officers are designed to qualify as performance-based compensation under Section 162(m). No nondeductible compensation was paid in 2005. The Human Resources Committee will continue to consider the impact of Section 162(m) on Hercules’ compensation program, but reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so.

Employment Agreements and Employment of Executive Officers

All U.S.-based executive officers are employed on an “at will” basis, meaning Hercules or the executive officers may terminate employment at any time, subject to any applicable legal requirements. There are no written employment agreements with the executive officers named herein, other than the Change in Control Agreements described herein and Mr. Raymond’s special employment offer which included relocation benefits under Hercules’ Relocation Policy and partial reimbursement of compensation forfeitures as a result of leaving his previous employer.

Should the employment of any executive officer terminate for reasons other than “cause” or resignation, he or she may be entitled to benefits under the Severance Pay Plan mentioned heretofore or the Change in Control Plan (but not both) as referenced herein. Additionally, such individuals may be entitled to other benefits such as pension and defined contribution plan distributions under other plans which are described herein.

In accordance with Hercules’ offer of employment to Mr. Aanonsen, Hercules will credit to his unfunded Deferred Compensation Plan account an amount equal to 10% of his gross annual pension payable under the Union Carbide Pension Plan for a period equal to the lesser of five years from the date of employment or his termination of employment. The annual amount credited is included in the “All Other Compensation” column of the Compensation of Executive Officers table. Mr. Aanonsen’s offer of employment letter also provides reimbursement of reasonable commuting expenses to his home in Connecticut.

Deferred Compensation Plan

Hercules maintains a Deferred Compensation Plan that permits management employees (those eligible for the Long Term Incentive Plan participation) to elect to defer receipt of base salary or annual variable awards (MICP) payable. All elections must be made in the calendar year prior to earning such base salary or annual variable award payments. No subsequent changes in this election is permitted.

Participants in Hercules’ Savings and Investment Plan (401-k) whose savings or annual additions otherwise exceed IRS limits, may elect to have such savings or annual additions credited to the Deferred Compensation Plan. Elections are made in the year preceding the year of Plan participation.

Interest is credited to such accounts quarterly based on one-quarter of the current reported Morgan Guaranty Trust annual prime rate of interest.

Participants may not accelerate, revoke or otherwise change an election under the Deferred Compensation Plan.

In 2005, the following balances, contributions and interest credits were credited to the Named Executive Officers reported herein. The interest credit amounts are also included in the “All Other Compensation” column in the Compensation of Executive Officers Table.
Name	Executive’s Contributions in 2005 ($)(1)	Employer’s Contributions in 2005 ($)(2)	Interest Credited in 2005 ($)	Year-End Balance ($)
C. A. Rogerson	52,175	26,788	7,420	175,024
F. G. Aanonsen	14,107	15,805	5,870	120,810
E. V. Carrington	0	0	1,391	23,377
R. G. Dahlen	19,289	9,502	479	29,140
P. C. Raymond	6,000	3,750	53	9,803
A. A. Spizzo	0	0	3,264	54,871

(1)Employee’s contributions to the Non-Qualified Savings Plan (NQSP).
(2)Employer’s match on the NQSP employee contribution governed by rules of the qualified 401-k Plan. Mr. Aanonsen’s amount also includes the accrual outlined in “Employment Agreements”

Hercules Non-Qualified Supplemental Retirement Income Plan

Under ERISA, as it applies to defined benefit plans and regulations applicable thereto, certain limits are applicable to “highly compensated” individuals. The regulations have the effect of reducing what a highly compensated participant is eligible to accrue under the pension formula applicable to all other participants. In some cases, highly compensated employees are only eligible to accrue 30% to 40% of their pension entitlement under a tax qualified, ERISA covered plan.

To allow highly compensated employees the opportunity to accrue benefits similar to other employees, many companies have adopted what is called ERISA make up plans which provide a “vehicle” to accrue benefits they would be otherwise entitled to if not for the limitations. All payment and accrual provisions of the IRS qualified Pension Plan of Hercules Incorporated apply.

Hercules has such a Plan which is an unfunded Plan, meaning no prefunding is made against the recorded liabilities of the Plan. Participants who meet the requirements of the Plan and who anticipate retirement within five years may elect to exchange the present value of the accrued benefit under the Supplemental Retirement Benefit Plan into restricted stock valued at 85% of the fair market value on the date of exchange. The same factors and assumptions are used to calculate the exchange amount as used under the qualified plan to calculate the lump sum benefit. This is an irrevocable exchange subject to proposed regulations dealing with deferred compensation.

Rabbi Trust

Hercules maintains a Rabbi Trust to provide for the funding of Deferred Compensation balances, benefits accrued under the Hercules Non-Qualified Supplemental Retirement Income Plan and other retirement benefits which are not currently funded. Under the terms of the Rabbi Trust, the funding is triggered by an “Unsolicited Change in Control” as defined in the Trust documents. A copy of the Rabbi Trust was filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Personal Benefits (“Perks”)

Our executive compensation package includes base salary paid on a monthly basis, an annual cash incentive opportunity and long term incentive compensation award granted in equity or equity equivalents. The following perquisites are offered to certain executive officers:

“Perk”	Approximate Value	Eligibility
Garage Parking	$2,000/year	All Executive Officers
Pool Car/Driver	$54,000/year	CEO (occasional use
(including tax gross up)		for commuting only)

One executive officer (not among the Named Executive Officers listed herein) is covered under a group life insurance plan that is no longer offered to other executives.

Hercules does not maintain or lease any aircraft, personal company cars, special travel benefits, special medical benefits, special private club benefits or financial and/or tax planning benefits applicable to executive officers.

Stock Ownership Guidelines

In 2003, Hercules established new stock ownership guidelines for members of the Senior Management Team, which consists of the Chief Executive Officer and those who report directly to the Chief Executive Officer. The guidelines require the Senior Management Team to hold Hercules stock having a value of at least five times base salary (in the case of the Chief Executive Officer) and three times base salary (in the case of each other member of the Senior Management Team). Executives have five years to comply with these new guidelines. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders. Based on typical measurement methodology, all Named Executive Officers’ holdings exceed the guidelines.

The foregoing report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Human Resources Committee
J. M. Lipton (Chair)
A. C. Catalano
T. P. Gerrity
J. K. Wulff
J. B. Wyatt

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Human Resources Committee is composed of five members: Messrs. Gerrity, Lipton (Chair), Wulff, Wyatt and Ms. Catalano. In 2005, none of the members of our Human Resources Committee had any interlocks or insider participation requiring disclosure under Item 402(j)(3) of Regulation S-K.

FIVE-YEAR PERFORMANCE COMPARISON

The following graph shows the performance of an initial investment of $100 in Hercules’ common stock compared to equal investments in the S&P 500 Index and the S&P Chemicals Index over the five-year period beginning December 31, 2000 and ending December 31, 2005. The graph reflects reinvestment of all dividends paid.

The total shareholder return shown on the graph and in the table below is not necessarily indicative of future returns on Hercules’ common stock.

This graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act of 1933 as Amended, except to the extent we specifically incorporate the graph by reference therein.

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
HERCULES INC	100	52.46	46.16	64.00	77.90	59.28
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 CHEMICALS	100	98.89	99.58	126.00	150.66	149.72

In proxy statements for prior years, the S&P Specialty Chemicals Index, which included Hercules, was also included in the above chart. Hercules is not a component of the S&P Specialty Chemicals Index, but is a component of the S&P 500 and the S&P Chemicals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 17, 2006 (unless otherwise noted), with respect to the beneficial ownership of our common stock by:

•	beneficial owners of more than five percent of Hercules common stock;
•	each Hercules director and nominee for director;
•	each of the executive officers named in the Compensation of Executive Officers Table set forth under “Compensation of Executive Officers”; and
•	all directors, nominees and executive officers of Hercules as a group.

This information is based upon Hercules’ records, as well as publicly available information filed with the SEC.

This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

Name	Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Shares(2)
5% Shareholders
Gabelli Asset Management Inc. (3) One Corporate Center Rye, New York 10580	8,296,407	-	7.4%
Sasco Capital, Inc. (4) 10 Sasco Hill Road Fairfield, Connecticut 06824	7,591,028	-	6.7%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, Maryland 21202	6,856,277	-	6.0%
Directors and Officers
C. A. Rogerson, Director and Officer	503,854	209,892	*
F. G. Aanonsen, Officer	96,618	85,500	*
E. V. Carrington, Officer	86,150	85,500	*
A. C. Catalano, Director	7,771	0	*
R. G. Dahlen, Officer	117,350	85,500	*
P. Duff, Director	79,955	6,000	*
T. P. Gerrity, Director	14,545	6,000	*
J. C. Hunter, III, Director	21,529	6,000	*
B. M. Joyce, Director	15,511	0	*
R. D. Kennedy, Director	36,689	12,000	*
J. M. Lipton, Director	51,574	12,000	*
J. E. Panichella, Officer	28,641	0	*
P. C. Raymond, Officer	54,116	0	*
A. A. Spizzo, Officer	137,160	101,150	*
J. K. Wulff, Director	67,127	6,000	*
J. B. Wyatt, Director	28,882	12,000	*
All directors and executive officers as a group	1,482,938	891,042	2.1%
_________________________________
*	Less than 1% of the outstanding Hercules common shares.

(1)
Includes shares acquired by officers pursuant to our Management Incentive Compensation Plan, or MICP, under which award amounts for above-target performance may be used by the participant to purchase restricted stock at 85% of the fair market value through our Long Term Incentive Compensation Plan, or LTICP. The above table includes the following shares that were purchased in 2001 and 2002 pursuant to the MICP: C. A. Rogerson, 27,750; and E. V. Carrington, 19,438. Restrictions and forfeiture risks are specified under the LTICP. Also included are:  (1) 2003, 2004, 2005 and 2006 annual long-term incentive grants: C. A. Rogerson, 449,951; F. G. Aanonsen, 81,792; E. V. Carrington, 64,994; R. G. Dahlen, 99,193; J. E. Panichella, 28,641; P. C. Raymond, 52,850; and A. A. Spizzo, 118,028; and all executive officers as a group, 984,023; and (2) shares owned in the Hercules Savings and Investments Plan as of March 17, 2006: C. A. Rogerson, 2,868; F. G. Aanonsen, 2,410; E. V. Carrington, 1,708; R. G. Dahlen, 5,525; P. C. Raymond, 1,266; and A. A. Spizzo, 4,786 and all directors and executive officers as a group, 27,573. The total number of shares with restrictions and forfeiture risks for all directors and executive officers is 1,254,394. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. Non-employee directors and named executive officers have restricted stock units, or RSUs, representing the following numbers of shares: A. C. Catalano, 5,521; P. Duff, 12,295; T. P. Gerrity, 12,295; J. C. Hunter, 13,034; B. M. Joyce, 5,521; R. D. Kennedy, 14,012; J. M. Lipton, 14,012; C.A. Rogerson, 10,000; J. K. Wulff, 24,386; and J. B. Wyatt, 14,012. Non-employee directors and named executive officers do not have any current voting rights or the right to dispose of these RSUs, although they may receive actual shares with respect to certain RSUs when they leave the Board or Hercules. Further discussion of these RSU grants can be found in Proposal No. 1 of this proxy statement under “Board of Directors —Compensation of Directors.”

(2)	Based on public filings for 5% shareholders and on 112,859,768 shares outstanding on March 17, 2006 for Directors and Officers.

(3)	Share holding as of September 30, 2004, as reported on Amendment No. 12 to Schedule 13D filed by Gabelli Asset Management Inc. on November 23, 2004.

(4)	Share holding as of December 31, 2005, as reported on Amendment No. 1 to the Schedule 13G filed by Sasco Capital, Inc. on February 3, 2006.

(5)	Share holding as of September 30, 2004, as reported on Amendment No. 12 to Schedule 13D filed by Gabelli Asset Management Inc. on November 23, 2004.

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information concerning compensation awarded, paid or to be paid to the Chief Executive Officer and the next four most highly compensated executive officers of Hercules for services rendered to Hercules and its subsidiaries during the past three completed fiscal years. Mr. Raymond and Mr. Panichella would have been expected to appear as Named Executive Officers had they been employed for a full year in 2005.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Variable Compen- sation ($)(2)	Other Annual Compen- sation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options	Long-Term Incentive Payouts ($)	All Other Compen- sation ($)(5)
C. A. Rogerson(1) President and Chief Executive Officer	2005 2004 2003	604,174 500,004 287,880	618,750 498,750 225,000	56,311 697 5,587	949,986 2,999,990 681,320	197,229 0 0	0 0 0	40,507 21,578 19,689
F. G. Aanonsen(1) Vice President and Controller	2005 2004 2003	264,173 260,000 260,000	121,500 175,000 175,695	10,768 0 5,633	215,999 262,074 262,340	0 0 0	0 0 0	30,611 27,873 16,931

E. V. Carrington(1) Vice President, Human Resources	2005 2004 2003	264,840 264,000 264,000	121,500 155,000 156,825	1,950 0 0	215,999 221,757 221,980	0 0 0	0 0 0	4,518 4,266 9,750
R. G. Dahlen(1) Chief Legal Officer	2005 2004 2003	305,000 300,000 300,000	139,500 225,000 203,873	1,950 0 0	309,996 352,799 353,150	0 0 0	0 0 0	19,734 19,552 17,242
J. E. Panichella(6) President, Aqualon Division (Hired 1/3/2006)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
P. C. Raymond President, Paper Technologies & Ventures Group (Hired 1/31/2005)	2005 2004 2003	276,190 0 0	90,000 0 0	660,780 0 0	557,644 0 0	0 0 0	0 0 0	11,467 0 0
A. A. Spizzo(1) Vice President and Chief Financial Officer	2005 2004 2003	320,840 280,002 220,008	184,250 190,000 149,175	1,950 0 0	369,992 415,202 262,340	0 0 0	0 0 0	13,204 80,265 8,485

____________________
(1)  Named executive officers.

(2)  The 2005 variable compensation was awarded in March, 2006 for services rendered in 2005.

 (3)  Mr. Rogerson’s “Other Annual Compensation” column includes, to the extent applicable, tax gross-ups  paid by Hercules, parking, and use of Hercules pool car and driver.

      Mr. Aanonsen’s “Other Annual Compensation” column includes parking and commuting expenses.

Mr. Raymond’s “Other Annual Compensation” column includes tax gross-ups, parking and relocation expenses paid by Hercules amounting to $460,780. Also included is a $200,000 payment to partially compensate for forfeited equity and cash benefits under his previous employer’s compensation plans related to his accepting employment with Hercules. A copy of his employment offer letter dated December 28, 2004, was filed as Exhibit 10.34 of the Form 10-K.

    For all other named officers, the “Other Annual Compensation” column lists parking paid by Hercules.

(4)	These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules common stock on the date of grant.

      Dividends, if any are payable, may be paid on a current basis or accrued, as determined by our Human Resources Committee.

 (5)  The amounts listed in the “All Other Compensation” column for 2005 reflect Hercules’ matching  contribution, interest on both the qualified and non-qualified defined contribution plans, and the 2005 gain-sharing payout.  Also includes Deferred Compensation Account accrual for Mr. Aanonsen outlined in “Employment Agreements.”

(6)        Mr. Panichella was named President, Aqualon Division on January 3, 2006, replacing Mr. Televantos, who left employ October 31, 2005.

Aggregate Restricted Stock Holdings as of December 31, 2005

The number and value (determined by multiplying the aggregate number of shares of restricted stock (see below) by the year-end closing market price, or $11.30, net of any consideration paid, such as above target MICP awards exchanged) of aggregate restricted stock holdings are shown below. Included in the table are restricted shares that each named executive officer purchased under the terms of the LTICP using above Target MICP proceeds, reported in the table below in the "Purchased Using Above-Target MICP Grant," column as well as shares that have been granted outright, which are reported in the “Accumulated Restricted Stock Grant" column. The aggregate amount paid for restricted shares by the named executive officers was $698,931.71. The table below lists restricted stock holdings as of December 31, 2005. The "Beneficial Ownership of Common Stock" section of this proxy statement includes all Hercules shares beneficially owned as of March 17, 2006.

	Purchased Shares Using Above Target MICP Awards(a)		Accumulated Restricted Stock Grant(b)
	Aggregate Restricted Shares	12/31/2005 Net Value	Aggregate Restricted Shares	12/31/2005 Net Value
C. A. Rogerson	27,750	96,632	365,843	4,134,026
F. G. Aanonsen	17,009	72,203	62,971	711,572
E. V. Carrington	19,438	68,653	55,583	628,088
R. G. Dahlen	15,450	65,585	86,100	972,930
P. C. Raymond	0	0	38,529	435,378
A. A. Spizzo	14,457	61,370	86,605	978,637

(a)	Consideration used to purchase these shares is included in the Variable Compensation column.
(b)	These shares are reported in the Restricted Stock Awards column.

Equity Compensation Plan Information

The following table contains information as of December 31, 2005 concerning (1) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under all of our existing equity compensation plans, including the Hercules Incorporated Long Term Incentive Compensation Plan, or LTICP, the Hercules Incorporated Non-Employee Director Stock Accumulation Plan, or NEDSAP, and the Hercules Incorporated Omnibus Equity Compensation Plan for Non-employee Directors, (2) the weighted average exercise price of those options, warrants and rights and (3) the number of securities remaining available for future issuance under those plans. All of our equity compensation plans have been approved by our shareholders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	9,724,127(1)(2)	$24.08	7,726,070

Equity compensation plans not approved by security holders(3)	N/A	N/A	N/A

Total	9,724,127	$24.08	7,726,070

(1)	Includes 4,253,080 options with exercise prices in excess of the weighted average price of $24.08.
(2)	Includes options to purchase 1,561,544 shares that were not vested at December 31, 2005.
(3)	There are no equity compensation plans that have not been approved by our shareholders.

Option Grants in Last Fiscal Year

The following table contains information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Compensation of Executive Officers Table.

Name	No. of Securities Underlying Options Granted		Percent of Total Options Granted to Employees	Exercise or Base Price ($/Sh)	Expiration Date	Grant Value Date	Grant Date Value(1)
C. A. Rogerson	197,229	(2)	100%	14.45	2/18/2015	2/18/2005	$1,050,106
F. G. Aanonsen	0
E. V. Carrington	0
R. G. Dahlen	0
P. C. Raymond	0
A. A. Spizzo	0

(1)
The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant. No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:

Dividend yield   0.0%

Risk free interest rate  4.02%

Expected life   6 years

Expected volatility  0.2924%

  (2) Vesting schedule is as follows: 40% on February 20, 2006, 40% on February 19, 2007, and 20% on February 18, 2008. Unvested options vest immediately and are exercisable upon  retirement and remain exercisable for a period of the lesser of five years or the remaining original term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Compensation of Executive Officers Table as well as information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $11.30 (representing the year-end price of Hercules’ common stock) multiplied by the number of shares underlying the option.

			No. of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money Options at Year-End
	No. of Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
C. A. Rogerson	0	0	131,000	197,229	710	0
F. G. Aanonsen	0	0	85,500	0	710	0
E. V. Carrington	0	0	85,500	0	710	0
R. G. Dahlen	0	0	85,500	0	710	0
P. C. Raymond	0	0	0	0	0	0
A. A. Spizzo	0	0	101,150	4,200	500	0

Long-Term Incentive Plan (LTICP) Awards in Last Fiscal Year

	Number of Shares,	Performance or Other Period Until	Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Units or Other Rights(1)	Maturities or Payout	Threshold	Target (# of Shares)	Maximum
C. A. Rogerson	65,743	(2)	N/A	65,743	N/A
C. A. Rogerson	197,229	(3)	N/A	N/A	N/A
F. G. Aanonsen	14,948	(2)	N/A	14,948	N/A
E. V. Carrington	14,948	(2)	N/A	14,948	N/A
R. G. Dahlen	21,453	(2)	N/A	21,453	N/A
P. C. Raymond	15,000	(4)	N/A	15,000	N/A
P. C. Raymond	23,529	(2)	N/A	23,529	N/A
A. A. Spizzo	25,605	(2)	N/A	25,605	N/A

(1)	Represents awards of Hercules restricted stock shares and stock options.
(2)	Normal vesting is five years. Share price fluctuation could delay or accelerate vesting as early as three years or as late as seven years.
(3)	Grant of stock options. 40% vest on February 20, 2006, 40% vest on February 19, 2007, and 20% vest on February 18, 2008.
(4)	5,000 vest on January 31, 2006, 5,000 vest on January 31, 2007, and 5,000 vest on January 31, 2008.

Pension Plans

The following table shows the estimated total annual pension benefits payable to a covered participant at normal retirement age under Hercules’ U.S. qualified defined benefit pension plan (Pension Plan of Hercules Incorporated), plus nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.

REMUNERATION	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS

$ 200,000	$45,300	$60,400	$75,500	$90,600	$105,700
250,000	57,300	76,400	95,500	114,600	133,700
300,000	69,300	92,400	115,500	138,600	161,700
350,000	81,300	108,400	135,500	162,600	189,700
400,000	93,300	124,400	155,500	186,600	217,700
450,000	105,300	140,400	175,500	210,600	245,700
500,000	117,300	156,400	195,500	234,600	273,700
550,000	129,300	172,400	215,500	258,600	301,700
600,000	141,300	188,400	235,500	282,600	329,700
700,000	165,300	220,400	275,500	330,600	385,700
800,000	189,300	252,400	315,500	378,600	441,700
900,000	213,300	284,400	355,500	426,600	497,700
1,000,000	237,300	316,400	395,500	474,600	553,700
1,500,000	357,300	476,400	595,500	714,600	833,700
2,000,000	477,300	636,400	795,500	954,600	1,113,700

Annual contributions by Hercules to its defined benefit qualified pension plans, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. In 2005, of the approximate $50 million contributed to its pension plans worldwide, $40 million was contributed to the U.S. Plan which is the basis for the table above.

Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified U.S. plans (Hercules Supplemental Retirement Income Plan), is an amount determined by taking the sum of (i) 1.2% of the employee’s average annual earnings up to one-half the Social Security Tax Base ($45,000 in 2005), and (ii) 1.6% of the employee’s average annual earnings in excess of one-half of the Social Security Tax Base, multiplied by the employee’s total years and months of credited service. Prior to 2005, “average annual earnings” was the average of the highest consecutive five years. Effective January 1, 2005, Hercules amended the U.S. defined benefit pension plan to extend the “average annual earnings” period from the highest five consecutive years to a consecutive period of the five highest years of compensation determined as of December 31, 2004, plus the compensation for the time period between January 2005 and the employee’s retirement date. For this purpose, “average annual earnings” for January 1, 2005, and after consists of salary, sales incentives paid, overtime for eligible employees and MICP awards earned.

Participation in the defined benefit pension plan is closed to new entrants hired after December 31, 2004, with the exception of certain hourly employees covered by certain collective bargaining agreements.

For Messrs. Rogerson, Aanonsen, Carrington, Dahlen, and Spizzo, as with all other plan participants, compensation used for calculating retirement income benefits determined as of December 31, 2005 consists of the highest six consecutive years of average monthly earnings. In the future, the amended average annual earnings period will apply. These amounts used to calculate average monthly earnings for 2005 are shown under the “Salary” and “Variable Compensation” columns of the Compensation of Executive Officers Table. The estimated credited years of service for Messrs. Rogerson, Aanonsen, Carrington, Dahlen, and Spizzo are 23, 4, 36, 8, and 26, respectively.

When Mr. Aanonsen was hired, he was credited with service accrued at his previous employer for benefit eligibility only.

Hercules maintains an unfunded supplemental retirement plan ("SERP"). The purpose of this Plan is to pay pension benefits that are earned, pursuant to the rules of the Pension Plan of Hercules Incorporated, but not payable due to limits imposed by the Internal Revenue Service and/or the Employee Retirement Income Security Act of 1974 as Amended (“ERISA”). The liability and expense for this Plan is included in Hercules’ FAS 87 disclosure in the annual report.

METHOD AND COST OF PROXY SOLICITATION

Proxies may be solicited, without additional compensation, by directors, officers or employees of Hercules by mail, telephone, telegram, in person or otherwise. Hercules will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, Hercules will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. Hercules will reimburse those firms for their expenses in accordance with the rules of the SEC and the NYSE.

[PROXY CARD - FRONT SIDE]

HERCULES INCORPORATED
2006 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Hercules Board of Directors for the 2006 Annual Meeting of Shareholders on April 20, 2006.

The undersigned hereby appoints Craig A. Rogerson, Allen A. Spizzo and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 20, 2006, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

Signing and dating Hercules’ proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. This card further provides voting instructions for shares held for the undersigned in the Hercules Dividend Reinvestment Plan.

If you choose to vote by telephone or Internet you do not have to return this proxy card. To vote by telephone, dial 1-866-540-5760, have your proxy card in hand when you call and follow the voice prompts. To vote by the Internet, log on to http://www.proxyvoting.com/herc and have your proxy card in hand when you access the website.

This proxy when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted FOR approval of each of Proposals 1 and 2 and AGAINST Proposal 3 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)
________________________________________________________________________
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[PROXY CARD - REVERSE SIDE]

Please mark votes as in this sample: [X]

HERCULES PROPOSALS

Your Board of Directors Recommends a Vote “FOR” Proposal No. 1 and Proposal No. 2 and “AGAINST” Proposal No. 3.

1. Election of the following director nominees for a three-year term.

Nominees are:    1. Thomas P. Gerrity
           2. Joe B. Wyatt

FOR	WITHHOLD

[ ]	[ ]

Withhold vote only from ______________________________.

2. Ratification of BDO Seidman, LLP as independent registered public accountants for 2006.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

3. Shareholder proposal concerning the election of each director annually.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

* * * *

Mark here if your address has changed and provide us with your new address in the space provided to the right: [ ]	New Address: ___________________________________________ ___________________________________________ ___________________________________________

Mark here if you plan to attend the Annual Meeting: [ ]

Signature: _______________ Signature: _______________ Date: __________, 2006

Title: _______________ Title:   ______________

NOTE: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

________________________________________________________________________

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